AMENDED AND RESTATED

                                MASTER AGREEMENT

                                      Among

                               Tomen America Inc.,

                          GST Telecommunications Inc.,

                                GST Telecom Inc.,

                             Pacwest Network, Inc.,

                             Pacwest Network L.L.C.,

                         GST New Mexico Lightwave, Inc.,

                        GST Pacific Lightwave, Inc., and

                           GST Tucson Lightwave, Inc.



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

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

1.       Interpretation.........................................................................................  2
         1.1      Definitions...................................................................................  2
         1.2      Monetary Denomination.........................................................................  2

2.       Tomen Participation in GSI and GST Network Projects....................................................  2
         2.1      Exclusive Right...............................................................................  2
         2.2      Termination of Exclusive Right................................................................  3
         2.3      Other Cooperation.............................................................................  3

3.       Participation as Procurement Agent; Equipment Purchase Agreements......................................  3

4.       Debt Financing for Network Projects....................................................................  4

5.       Rights Related to Development Company Fundings.........................................................  5
         5.1      GSI Equity Securities Purchase................................................................  6
         5.2      Contractor and Construction Manager...........................................................  6

6.       Purchase of GSI Shares; Grant of Options and Warrants..................................................  6

7.       Network Project Financings.............................................................................  7

8.       Access to Information..................................................................................  7

9.       No Restrictions........................................................................................  7

10.      Expenses...............................................................................................  7

11.      Public Announcements...................................................................................  8

12.      Representations and Warranties.........................................................................  8
         12.1     Organization..................................................................................  8
         12.2     Authorization; Binding Agreement..............................................................  8
         12.3     Proceedings...................................................................................  8
         12.4     No Brokers....................................................................................  8
         12.5     Agreement Will Not Cause Breach...............................................................  8
         12.6     Disclosure....................................................................................  9

13.      Indemnification........................................................................................  9

14.      Miscellaneous.......................................................................................... 10
         14.1     Notices....................................................................................... 10
         14.2     Successors and Assigns........................................................................ 11
         14.3     Waiver........................................................................................ 11
         14.4     Governing Law................................................................................. 11



                                                    i



                                                                                                               Page
                                                                                                               ----
         14.5     Counterparts.................................................................................. 11
         14.6     Effect of Section Headings.................................................................... 11
         14.7     Amendments.................................................................................... 11
         14.8     Entire Agreement.............................................................................. 11
         14.9     No Third Party Beneficiaries.................................................................. 11
         14.10    Further Assurances............................................................................ 11
         14.11    Partial Invalidity............................................................................ 12
         14.12    Plural Terms.................................................................................. 12
         14.13    Interpretation................................................................................ 12
         14.14    Arbitration................................................................................... 12
         14.15    Attorneys' Fees............................................................................... 13
         14.16    Confidential Information...................................................................... 13

SCHEDULE 1 - DEFINITIONS........................................................................................1-1


                              AMENDED AND RESTATED
                                MASTER AGREEMENT


                  THIS AMENDED AND RESTATED MASTER AGREEMENT
("Agreement") is made and entered into as of May 24, 1996 by the parties set forth on the signature page hereof and amends that certain Master Agreement dated October 24, 1994 by and among Tomen America Inc., a New York corporation ("Tomen America"), GST Telecommunications, Inc., a Canadian corporation (formerly known as "Greenstar Telecommunications Inc.") ("GSI"), GST Telecom Inc., a Delaware corporation and wholly-owned subsidiary of GSI ("GST"), GST Pacwest Network L.L.C., an Oregon limited liability company, Pacwest Network Inc., a Washington corporation (Pacwest Network L.L.C. and Pacwest Network, Inc. are referred to collectively herein as "Pacwest") and GST Pacific Lightwave, Inc., a Washington corporation (formerly known as "Pacific Lightwave, Inc.") ("PLI"), with respect to the following facts and circumstances.

         A. GSI and GST have or are developing plans to develop alternative access network telecommunications projects or expand existing alternative access network telecommunication projects ("Network Projects") in North, Central and South America (the "Territory");

         B. Tomen is willing to: (1) provide up to one hundred million dollars ($100,000,000) of debt financing (including amounts previously disbursed with respect to the PLI Project defined below) to Affiliates of GSI and GST which will develop the Network Projects (the "Development Companies"); and (2) act as equipment and materials procurement agent ("Procurement Agent") for such Network Projects.

         C. GSI and GST are willing to grant Tomen the exclusive right to participate in financing and procurement for each of the Network Projects in the Territory.

         D. The Network Project developed by PLI (the "PLI Project"), was the initial Network Project developed pursuant to these arrangements and serves as the model for the parties' other joint Network Projects.

         E. The parties wish to make certain changes in the terms and conditions of Tomen Corporation's and its Affiliates' ("Tomen's") rights to acquire equity interests in Greenstar.

                  Subject to the terms and conditions of this Agreement and the other Related Documents, and in reliance upon the representations, warranties, covenants and agreements of the parties in this Agreement and the other Related Documents, the parties hereto agree as follows:

                  1. Interpretation.

                           1.1 Definitions. Unless otherwise indicated in this
Agreement or any other Related Document, each term set forth in Schedule 1, when used in this Agreement or any other Related Document, shall have the respective meaning given to that term in Schedule 1 or in the provision of this Agreement or other Related Document referenced in Schedule 1.

                           1.2 Monetary Denomination. All references to
"dollars" or "$" mean the lawful currency of the United States of America.

                  2. Tomen Participation in GSI and GST Network Projects.

                       2.1 Exclusive Right.

                           (a) Commencing as of October 24, 1994, in each case
prior to providing any such information to any other party, GSI and GST and their Affiliates (collectively, "Greenstar") will submit to Tomen for consideration information concerning each Network Project Greenstar intends to undertake in the Territory. Such information shall contain all necessary and relevant terms and conditions regarding the Network Project including (without limitation) a description of the proposed geographic location, a full business plan (including information with respect to marketing, network facilities, regulatory considerations, competitors and financial plans), operating budget, historical information, financial information, any special considerations, the proposed terms of Tomen's participation, and all other information required by Tomen (in Tomen's reasonable judgment) to enable Tomen to determine whether to participate in such Network Project. If additional information ("Additional Information") shall be requested by Tomen, it shall be requested if practicable, within forty-five (45) days of receipt of the information described in the preceding sentence, and if not practicable, the period described in the succeeding sentence to review and request information shall be extended up to ten (10) days after receipt by Tomen of the Additional Information. Subject to the terms of the preceding sentence, Tomen shall provide GSI and GST with notice within forty-five (45) days of Tomen's receipt of adequate information concerning a proposed Network Project whether, subject to completion of due diligence and obtaining all approvals of Tomen and its Affiliates, it will provide financing and participate as Procurement Agent for such Network Project. During the period from Greenstar's conception of the proposed Network Project to the expiration of Tomen's review period described in the preceding two sentences, Greenstar shall keep the information concerning the proposed Network Project and Tomen's potential participation confidential from all other parties. Tomen's decision to participate in any proposed Network Project shall be subject to, in each case, Tomen's satisfaction in its sole discretion with the Network Project and with the terms of its participation. In this connection, Tomen may propose debt financing terms different from those set forth in Section 4 with respect to a particular Network Project proposed by Greenstar; provided that, if the parties cannot agree on any such different terms and Tomen is unwilling to participate on the terms set forth in Section 4, such Network Project shall be considered a declined project under Subsection 2.2(b).

                           (b) This Subsection 2.1 shall not apply to: (i) the
existing joint venture arrangement of Greenstar with IntelCom Group Inc. with respect to the development of an alternative access fiber optic telecommunication transmission network in the Phoenix, Arizona Metropolitan Area through Phoenix Fiber Access, Inc.; (ii) the existing joint venture arrangements of Greenstar with Starcom International Optics Corporation with respect to the Fiber One network proposed to be constructed between Vancouver, British Columbia and Seattle, Washington; (iii) the proposed joint venture, Kentucky Fiberlink, Co., to provide telecommunications services to the Commonwealth of Kentucky; and
(iv) any other project or joint venture in which: (A) Greenstar is a passive investor with no ability to control the financing of the project, or (B) the participation of Tomen as contemplated by this Agreement is prohibited by Canadian law, including without limitation, that the participation of Tomen would render the proposed Network Project ineligible for any necessary Permits from Canadian authorities. No Greenstar entity is subject to any agreement or bound in any way (by means of a noncompetition agreement or otherwise) from developing Network Projects with Tomen in any geographic area in the Territory other than the Phoenix Arizona Metropolitan Area.

                       2.2 Termination of Exclusive Right. The obligation of Greenstar to provide to Tomen the exclusive right set forth in Subsection 2.1 will terminate on the earlier to occur of:

                           (a) such time as Tomen has provided a total of debt
financing in the principal amount (such principal amount to include interest during the construction period) of one hundred million dollars ($100,000,000) to Network Projects; and

                           (b) such time as Tomen has declined to provide
financing for three Network Projects submitted by Greenstar, provided that such rejected Network Projects are similar to those previously undertaken by Greenstar and Greenstar is fully committed to pursuit of such Network Projects and closes the financing for each such Network Project. Tomen's decision not to provide financing for three such Network Projects shall terminate Tomen's obligation hereunder to make available any further debt financing.

                       2.3 Other Cooperation. GSI and Tomen shall consult with one another periodically with respect to GSI's business activities in areas other than alternative access telecommunications networks to determine whether Tomen and GSI may work together in such other areas.

              3. Participation as Procurement Agent; Equipment Purchase Agreements.

                  (a) With respect to each Network Project in which Tomen elects to participate, Tomen or an Affiliate of Tomen shall act as Procurement Agent. In connection with serving as Procurement Agent: (i) Tomen has the right to charge a commission negotiated with each supplier; (ii) the materials and equipment provided for the Network Project will satisfy specifications provided by the Development Company and the suppliers will be recognized suppliers of such materials and equipment, provided that the Development

Company has the reasonable right to reject a particular supplier if the Development Company or an Affiliate has had difficulty with the supplier or the supplier's materials or equipment are known in the market to be substandard, provided further that GSI or GST provides written notice to Tomen of its objection to a particular supplier within five Business Days of the date Tomen proposes such supplier, and (iii) the price charged to the Development Company, including the commission payable to Tomen, will be competitive with the prices available from other suppliers (understanding that competitive does not mean lowest in each case or that it will be higher in each case, but rather means reasonable compared to the prices available from other suppliers, considering the features of such other equipment and materials and the terms, including warranty and payment terms and timing of delivery, available from other suppliers). To check that prices available through Tomen are competitive, not more than once each year commencing as of October 23, 1995, GSI and GST have the right to obtain independent quotes for materials and equipment (which subject to any confidentiality restrictions shall be made available to Tomen), and Tomen has the right to revise its pricing based on such other quotes, which revised price shall be accepted by Greenstar if it is competitive as described above.

                           (b) From time to time the Procurement Agent may enter
into agreements with equipment vendors with respect to the equipment to be purchased by a Development Company, and the Development Company and/or GST, subject to its/their review and approval of such agreements, shall enter into reciprocal agreements with the Procurement Agent on the same terms and conditions. If GST shall be a party to any such agreements with Tomen or equipment vendors, it shall enter into reciprocal agreements with the Development Company on the same terms and conditions.

                  4. Debt Financing for Network Projects. (a) With respect to each Network Project in which Tomen elects to participate, Tomen shall provide a loan in the amount of 75% of the Project Costs of a Network Project (a "Project Loan") on the following terms, subject to agreement otherwise with respect to a particular Network Project: (i) extension of the Project Loan will be subject to conditions, including those set forth in Article 3 of the PLI Credit Agreement;
(ii) the Project Loan will cover a construction and term period, with the construction period not to exceed three years and the total term of the Project Loan not to exceed nine years; (iii) interest will be calculated and payable quarterly, with interest during the construction period to be paid from draws under the Project Loan (except to the extent that the Development Company has revenue from operations during the construction period, in which event interest will be paid currently from such revenue); (iv) the interest rate for the Project Loan will be 3 month LIBOR plus 300 basis points, subject to the Development Company having the option to convert to a fixed interest rate during the term period on any interest payment date, with the fixed rate being equal to the Treasury index rate for a term nearest to the remaining loan term, plus 300 basis points plus the swap cost associated with the conversion to the fixed interest rate; (v) principal repayment will commence at the beginning of the fourth year of the term of the Project Loan, with principal repayment based on amortization to be agreed on with respect to each Network Project over 24 quarterly payments and any outstanding principal and interest paid on the date of the scheduled 24th payment; (vi) GST will make an equity contribution equal to the 25% of the Project Costs prior to or at the same time as the initial funding under the Project Loan;

(vii) at the initial funding under the Network Project Credit Agreement Tomen will be paid an upfront fee equal to 1.5% of the amount of the Project Loan;
(viii) Tomen will be paid a commitment fee of .5% per annum of the unused principal portion of the committed amount of the Project Loan, payable quarterly in arrears together with each quarterly interest payment; (ix) the security for the Project Loan will include all of the assets of the Development Company and all ownership interests in the Development Company; (x) the Project Loan may be prepaid at any time without Tomen's consent, provided that (A) Tomen shall have a right of first refusal to provide any refinancing, (B) at the time of the prepayment Tomen shall be paid an amount equal to one-third of the net present value of the interest rate savings, if any, of the refinancing loan compared to the Project Loan, which if Tomen provides the refinancing loan will be added to the principal amount thereof, and (C) if the Project Loan has variable interest, the prepayment is on the last day of a LIBOR Interest Period, and if the Development Company has elected to convert to a fixed interest loan, the Development Company pays any costs or expenses in connection with the prepayment; and (xi) any management fees payable by the Development Company will be subordinated to the Development Company's obligations to Tomen with respect to the Project Loan and the pledge agreement described in Subsection 4(b).

                           (b) At any time Tomen provides debt financing to more
than one Network Project, Greenstar shall cause each Development Company involved in such Network Projects, at the time of the closing of the debt financing of the second Network Project funded by Tomen and the closing of each subsequent Network Project funded by Tomen, to enter into pledge agreements pledging the Net Cash Flow of such Development Company to support the Obligations of each other Development Company to Tomen and its Affiliates in the event of a default of any other Development Company; provided however, that a default or event of default on the part of one Development Company with respect to its Network Project Credit Agreement by itself shall not constitute a default or event of default with respect to the Network Project Credit Agreement between any other Development Company and Tomen but rather the Net Cash Flow of such second Development Company shall be available to cure the default or event of default of the first Development Company.

                           (c) GST shall have the right to make additional
capital contributions to Development Companies. GST may also make loans to Development Companies; provided that the maximum aggregate amount of such loans shall be equal to twenty percent (20%) of the Project Budget of the Development Company and such loans shall be unsecured and deeply subordinated to any Obligations to Tomen and its Affiliates.

                           5. Rights Related to Development Company Fundings.
With respect to each Network Project in which Tomen elects to participate, Tomen shall have the following rights.

                       5.1 GSI Equity Securities Purchase.

                           (a) Tomen or an Affiliate shall have the right (but
not the obligation), at the time of the initial funding of the initial Project Loans for the Network Projects in Albuquerque, New Mexico and Tucson, Arizona, to purchase, for a total purchase price of $800,000.00: (i) the number of shares of GSI Common Stock, no par value ("GSI Common Stock") equal to the quotient of the purchase price referred to in the preceding clause divided by the average of the per share closing price for the GSI Common stock quoted on the AMEX as published in the Western edition of the Wall Street Journal for the thirty (30) market trading days preceding the date of the Credit Agreement between GST New Mexico Lightwave, Inc. and GST Tucson Lightwave, Inc., respectively, as borrower and Tomen as lender, and (ii) 46,155 warrants exercisable for one share of GSI Common Stock.

                           (b) Tomen or an Affiliate shall have the right (but
not the obligation), at the time of the initial funding of each Project Loan made after the Project Loans for the Albuquerque, New Mexico and Tucson, Arizona Project Loans, to purchase for a total purchase price equal to 10% of the total equity contribution to the Development Company by its shareholder(s): (i) the number of shares of GSI Common Stock equal to the quotient of the purchase price referred to in the preceding clause divided by the average of the per share closing price for the GSI Common stock quoted on the AMEX as published in the Western edition of the Wall Street Journal for the thirty (30) market trading days preceding the date of the Credit Agreement between such Development Company as borrower and Tomen as lender, and (ii) with respect to the Network Project to be funded in Hawaii, 75,000 warrants, each exerciseable for one share of GSI Common Stock, and with respect to other Network Projects, a number of such warrants as shall be mutually agreed by Tomen and GSI.

                       5.2 Contractor and Construction Manager. Tomen shall have the right to approve (which approval shall not be unreasonably withheld) the contractor and construction manager for each Network Project in which Tomen participates; provided that, Tomen shall approve or disapprove any proposed contractor or construction manager within ten (10) Business Days after written notice of such proposed contractor or construction manager is provided to Tomen by Greenstar in the manner set forth in Section 14. If Tomen does not approve or disapprove within such time period, the proposed contractor or construction manager shall be deemed to be approved.

                  6. Purchase of GSI Shares; Grant of Options and Warrants. As of October 24, 1994, Tomen and GSI entered into a Greenstar Telecommunications Inc. Common Stock Purchase Agreement, which was amended by Amendment No. 1 to Greenstar Telecommunications Inc. Common Stock Purchase Agreement effective as of October 24, 1994 (the "GSI Stock Purchase Agreement") for: (a) the purchase of certain GSI Common Stock and warrants exercisable for GSI Common Stock; and
(b) the granting of certain options to purchase GSI Common Stock and warrants exercisable for GSI Common Stock.

                  7. Network Project Financings. Concurrently with the execution of this Agreement, Tomen (as lender) is entering into Credit Agreements with GST Tucson Lightwave, Inc., an Arizona corporation ("TLI"), and GST New Mexico Lightwave, Inc., a New Mexico corporation ("NML") (both of which are wholly-owned subsidiaries of GST), as borrowers, respectively.

                  8. Access to Information. Upon reasonable notice and at reasonable intervals, GSI, GST, PLI, TLI, NML, and each other Development Company shall, and shall cause their officers, directors, employees, partners, auditors, agents and Affiliates to: (a) afford Tomen's officers, employees and authorized agents and representatives and its Affiliates reasonable access during normal business hours to the offices, properties and records of Greenstar, including, without limitation, access to engineers, surveyors and other agents of Tomen and cooperation in all reasonable respects in the conduct of any surveys, reviews, environmental investigations and audits; and (b) furnish to Tomen's officers, employees and authorized agents and representatives and its Affiliates such additional financial and operating data and other information regarding Greenstar (or legible copies thereof) as Tomen may from time to time reasonably request and that can be provided without unreasonable cost to or effort on the part of Greenstar. Without limiting the generality of the foregoing provisions, GSI, GST, PLI, TLI, NML and each other Development Company shall, and shall cause their Affiliates to, cooperate in all reasonable respects with Tomen's investigation of Greenstar and such other Companies and provide copies of such documents as Tomen may request to confirm the title to any and all properties or assets (real, personal, tangible, intangible or other) of Greenstar and such other Companies or used, or intended to be used by the Network Projects. Notwithstanding anything to the contrary in the Related Documents, no investigation by Tomen shall affect the representations and warranties of GSI, GST, PLI, TLI or NML under this Agreement.

                  9. No Restrictions. Except as provided in this Section 9, there are no restrictions on Tomen with respect to its participation in projects not related to Greenstar. Tomen is free to pursue opportunities relating to (without limitation) alternative access telecommunications networks that become available to Tomen either alone or with third parties; provided, however, that
(a) once Greenstar presents a Network Project to Tomen, Tomen shall not participate in the debt or equity financing of such project without Greenstar unless Greenstar informs Tomen that it no longer has any interest in pursuing the Network Project, and (b) once each year Greenstar may provide Tomen with a list of cities in which Greenstar reasonably expects to develop Network Projects during the following twelve months and any information then available to Greenstar with respect to the planned Network Projects, and Tomen shall not, without Greenstar's consent, offer to provide debt or equity financing for an alternative access telecommunications network under development by another party in such city during such twelve month period.

                  10. Expenses. At any closings pursuant to Network Project Credit Agreements, Tomen's transaction expenses with respect to the negotiation, execution and delivery of the associated agreements, including legal, consulting and financial advisory fees and other out of pocket expenses of Tomen, will be paid from the proceeds of the loan made pursuant to the related Network Project Credit Agreement, in the maximum amount of $250,000 (it being the anticipation of the parties that the actual amount will be less than such amount).

                  11. Public Announcements. Neither Tomen, on the one hand, or Greenstar on the other, shall make any public announcement concerning the transactions contemplated hereby except with the prior consent of the other or as may be required by law. Tomen or Greenstar, as the case may be, shall have the right to review and provide comments on the form of any public announcement prior to issuance of such announcement by the other.

                  12. Representations and Warranties. Tomen, GSI, GST, PLI, TLI and NML and Pacwest each represent to the other as follows:

                           12.1 Organization. It is a corporation duly
organized, validly existing and in good standing under the laws of its jurisdiction of formation. It is duly qualified, authorized or licensed and in good standing in each of the jurisdictions where the nature of its business or the character of the properties owned, leased or operated by it requires such qualification, authorization or licensing.

                           12.2 Authorization; Binding Agreement. This Agreement
has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms. The execution and delivery of this Agreement have been duly authorized by all necessary action, and the individual or individuals executing and delivering this Agreement on behalf of it is or are duly authorized to do so, and to bind it thereby, all in accordance with its charter documents.

                           12.3 Proceedings. There is no litigation, action,
suit or proceeding pending or, to the best of such party's knowledge, threatened by or against such party or which could reasonably be anticipated to adversely affect, either individually or in the aggregate the transactions contemplated by this Agreement.

                           12.4 No Brokers. All negotiations relative to this
Agreement and the transactions contemplated hereby have been carried on by such party directly and no Person may be deemed to be acting on behalf of such party in such a manner as to give rise to any valid claim against any of the parties for a brokerage commission, finder's fee or other like payment except that Pacwest is entitled to a finder's fee pursuant to Section 9.4 of the GST Shareholder Agreement. GSI and GST are responsible for paying such finder's fee to Pacwest.

                           12.5 Agreement Will Not Cause Breach. The execution
and delivery of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby and thereby will not result in or constitute any of the following: (i) a breach of any term or provision of any Related Document by such party; (ii) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of such party's organizing documents or any contractual obligation, license, commitment or arrangement to which such party is a party or by which such party is bound; (iii) an event that would permit any Person to terminate any contractual obligation or to accelerate the maturity of any indebtedness or other contractual obligation of such party; or (iv) the creation or imposition of any lien.

                           12.6 Disclosure. No representation, warranty or other
statement made by such party in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein taken as a whole not misleading in light of the circumstances under which they were made.

                  13. Indemnification.

                           (a) Greenstar, jointly and severally, will indemnify
and hold harmless Tomen, each of Tomen's directors, partners, officers and Affiliates, and each of such partners', officers' and Affiliates' officers, directors, partners, employees, representatives and Affiliates (collectively, the "Tomen Indemnitees"), against any losses, claims, damages or liabilities, joint or several, to which any Tomen Indemnitee may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Greenstar public document, including without limitation, press releases and all documents required to be filed with the SEC, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and/or (ii) are suffered or incurred by a Tomen Indemnitee, directly or indirectly, by reason of or arising out of any litigation instituted by any shareholder of Greenstar other than a Tomen Indemnitee, and Greenstar will reimburse each Tomen Indemnitee for any legal or other expenses reasonably incurred by such Tomen Indemnitee in connection with investigating or defending any such action or claim; provided, however, that Greenstar shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any public document, including without limitation, press releases and all documents required to be filed with the SEC, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to Greenstar by Tomen expressly for use in any Greenstar public document, including without limitation, press releases and all documents required to be filed with the SEC.

                           (b) In the event that any third party claim is
asserted against a Tomen Indemnitee with respect to which such Tomen Indemnitee is entitled to indemnification hereunder, such Tomen Indemnitee will, within thirty (30) days after learning of such claim (provided, however, that if a claim arises by virtue of litigation, then in no event less than twenty (20) days prior to the date in which an appearance or answer is due, whichever is earlier), notify Greenstar of such claim in writing. Greenstar shall, within twenty (20) days after receipt from the Tomen Indemnitee of notice of such claim, conduct at its expense the defense against such claim in its own name, or if necessary in the name of the

Tomen Indemnitee, subject to the Tomen Indemnitee's reasonable approval of any voluntary resolution of such claim. In the event that Greenstar fails to conduct such defense or to provide notice to Tomen that it will conduct such defense, the Tomen Indemnitee will have the right to conduct such defense and to compromise and settle the claim in its sole discretion and be entitled to indemnification from Greenstar pursuant to this Section 13. The Tomen Indemnitee and Greenstar will cooperate with the Person conducting such defense and make available to such Person such assistance and materials as may be reasonably requested by it, all at the expense of Greenstar.

                           (c) The obligations of Greenstar under this Section
13 shall be in addition to any liability which Greenstar may otherwise have.

                  14. Miscellaneous.

                           14.1 Notices. All notices, notifications and other
communications required or permitted by this Agreement shall be in writing and shall be delivered by hand, telegraphically transmitted, sent by facsimile (with a copy sent by overnight mail), or mailed by overnight courier to the parties at the following addresses (or such other address for a party as shall be specified by notice given pursuant hereto):

    If to Tomen:                         Tomen America Inc.
                                         1285 Avenue of the Americas
                                         New York, NY  10019
                                         Attn:  Takashi Yoshida
                                         Facsimile No. (212) 397-3351

    with a copy to:                      Orrick, Herrington & Sutcliffe
                                         400 Sansome Street
                                         San Francisco, CA  94111
                                         Attn:  Michael R. Meyers
                                         Facsimile No. (415) 773-5759

    If to GSI, GST, Pacwest, PLI,
    TLI or NML:                          c/o GST Telecommunications Inc.
                                         4317 NE Thurston Way
                                         Vancouver, WA  98662
                                         Attn:  John Warta
                                         Facsimile No. (360) 604-2878

    with a copy to:                      Olshan Grundman Frome & Rosenzweig, LLP
                                         505 Park Avenue
                                         New York, NY  10022
                                         Attn:  Stephen Irwin
                                         Facsimile No. (212) 755-1467

                  Notices delivered by hand, telegraphically transmitted, or sent by facsimile shall be deemed given the day so delivered, transmitted or sent. Notices delivered or mailed as provided herein shall be deemed given on the date of actual receipt. Failure to deliver to counsel for a party as provided above a copy of a notice shall not constitute failure to give notice hereunder.

                           14.2 Successors and Assigns. This Agreement shall be
binding upon and shall inure to the benefit of the successors and permitted assigns of Tomen, GSI, GST, Pacwest, PLI, TLI and NML. No party may assign or transfer this Agreement or any interest herein, in whole or in part, by operation of law or otherwise, except upon the prior written consent of the other parties, which prior consent may be withheld in the sole discretion of such parties.

                           14.3 Waiver. No delay or omission by a party hereto
in exercising any right or remedy provided for herein shall constitute waiver of such right or remedy and shall not be construed as a bar to or a waiver of any such right or remedy on any future occasion.

                           14.4 Governing Law. This Agreement shall be governed
by, interpreted under, and construed and enforced in accordance with the laws of the State of New York, except that body of law relating to choice of law.

                           14.5 Counterparts. This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                           14.6 Effect of Section Headings. Section headings
appearing in this Agreement are inserted for convenience or reference only, and shall in no way be construed to be interpretations of text.

                           14.7 Amendments. This Agreement may only be modified
or amended by an instrument in writing duly executed and delivered by the parties or their duly authorized representatives.

                           14.8 Entire Agreement. The terms and conditions set
forth herein constitute the complete and exclusive statement of the agreement between Tomen, GSI, GST, Pacwest, PLI, TLI and NML relating to the subject matter of this Agreement, superseding all previous negotiations and understandings, and may not be contradicted by evidence of any prior or contemporaneous agreement.

                           14.9 No Third Party Beneficiaries. The parties do not
intend to confer any benefit hereunder on any other than the parties hereto.

                           14.10 Further Assurances. The parties agree to do
such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby.

                           14.11 Partial Invalidity. If any provision of this
Agreement is found to be invalid by any court, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

                           14.12 Plural Terms. All terms defined in this
Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.

                           14.13 Interpretation. Each party and its counsel have
reviewed this Agreement and accordingly the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                           14.14 Arbitration.

                           (a) Any controversy, claim or dispute between the
parties hereto arising out of or related to this Agreement or the breach hereof, which cannot be settled amicably by the parties, shall be submitted for arbitration in accordance with the provisions contained herein and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("Rules"); provided, however, that notwithstanding any provisions of such Rules, the parties shall have the right to take depositions and obtain discovery regarding the subject matter of the Arbitration, as provided in the New York Civil Practice Laws and Rules. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitrators shall determine all questions of fact and law relating to any controversy, claim or dispute hereunder, including but not limited to whether or not any such controversy, claim or dispute is subject to the Arbitration provisions contained herein.

                           (b) Any party desiring arbitration shall serve on the
other party and the New York Office of the American Arbitration Association, in accordance with the aforesaid Rules, its Notice of Intent to Arbitrate ("Arbitration Notice"), accompanied by the name of the arbitrator selected by the party serving the Arbitration Notice. A second arbitrator shall be chosen by the other party, and a third arbitrator shall be chosen by the two arbitrators so selected. If the party upon whom the Arbitration Notice is served fails to select an arbitrator and fails to advise the other party of selection within fifteen (15) days after the receipt of the Arbitration Notice, the second arbitrator shall be selected by the first arbitrator. If the two arbitrators so chosen cannot agree upon a third arbitrator within ten (10) days after the appointment of a second arbitrator, the third arbitrator shall be selected in accordance with the Rules. The arbitration proceedings provided hereunder are hereby declared to be self-executing, and it shall not be necessary to petition a court to compel arbitration.

                           (c) If a controversy, claim or dispute arises between
the parties which is subject to the arbitration provisions hereunder, and there exists or later arises a controversy, claim or dispute between the parties and any third party, which controversy, claim or dispute arises out of or relates to the same transaction or series of transactions, said third party controversy, claim or dispute shall be consolidated with the arbitration proceedings hereunder; provided, however, that any such third party must be a party to an agreement with Tomen, GSI, GST, Pacwest, PLI, TLI or NML which provides for arbitration of disputes thereunder in accordance with rules and procedures substantially the same in all material respects as provided for herein, or, if not, must consent to arbitration as provided for hereunder.

                           (d) All arbitration proceedings shall be held in New
York, New York.

                           (e) A demand for arbitration shall be made within
reasonable time after the claim, dispute or other matter in question has arisen and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

                           (f) For the purposes of this Subsection 14.14, a
"party" shall be Tomen, on the one hand, or GSI, GST, Pacwest, PLI, TLI and/or NML, on the other hand.

                           14.15 Attorneys' Fees. In the event of any litigation
or arbitration to enforce the provisions of this Agreement, the prevailing party in such litigation or arbitration shall be entitled to reasonable attorneys' fees and costs as fixed by court or arbitration.

                           14.16 Confidential Information. (a) "Confidential
Information" means, collectively, any financial information, customer information, contracts, service or product data, "know-how," or other like information provided by the Providing Party to the Receiving Party which is of a secret and proprietary nature, is in written form and marked as "CONFIDENTIAL", and is treated by the Providing Party as a trade secret. Each party, when receiving Confidential Information from the other party shall be referred to as the "Receiving Party" and when disclosing or providing access to Confidential Information to the other party shall be referred to as the "Providing Party."

                           (b) Each Receiving Party agrees to keep the
Confidential Information of the Providing Party disclosed to it hereunder confidential; not to communicate Confidential Information of the Providing Party to any third party without the approval of the Disclosing Party except to its agents, representatives, advisors, consultants and employees; to direct its agents, representatives, advisors, consultants and employees not to disclose to any person the fact that the Confidential Information has been made available to the Receiving Party, any of the terms, conditions or other facts with respect to any possible transactions, including the status thereof except as otherwise set forth herein; and not to utilize Confidential Information of the Providing Party except for purposes of the business relationship with the Providing Party.

                           (c) The restrictions provided herein concerning use
or disclosure of Confidential Information by the Receiving Party shall not apply with respect to Confidential Information which:

                                    (i) was disclosed to the Receiving Party by
a third party having the right to disclose the same;

                                    (ii) either was published or otherwise
available to the public at the time of its receipt by the Receiving Party or became published or available to the public at a subsequent date by means other than a breach of this Subsection 14.16, but in such event only as of said subsequent date;

                                    (iii) was known to, developed or obtained by
the Receiving Party independently of any disclosure to it hereunder, as shown by documents in the Receiving Party's possession; or

                                    (iv) is disclosed by the Receiving Party to
its counsel, as required by law, or in a legal proceeding.

                           (d) Upon the Providing Party's request, the Receiving
Party shall deliver to the Providing Party any tangible materials containing Confidential Information, including all copies thereof, and all such materials shall remain the property of the Providing Party. This paragraph shall survive termination of this Agreement.

                           (e) Tomen and its Affiliates are authorized to (i)
discuss with their advisors, agents, representatives and consultants prospective business transactions between Tomen and Greenstar or Pacwest in order to assess the feasibility thereof, and (ii) disclose Confidential Information to the extent required to perform the obligations of Procurement Agent.

                           (f) Except as provided in (d) above, this Subsection
14.16 shall terminate two (2) years from the date of disclosure of the Confidential Information.

                           (g) Each Receiving Party understands and acknowledges
that any breach or threatened breach of any of its obligations under this Subsection 14.16 will cause irreparable harm to the Providing Party for which damages would not be a fully adequate remedy, and therefore, in the event of any such breach, in addition to other available remedies, the Providing Party shall have the right to obtain specific performance of this Subsection 14.16 and injunctive relief.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

TOMEN AMERICA INC.,                     GST TELECOMMUNICATIONS INC.,
a New York corporation                  a Canadian corporation


By:  /s/ Takashi Yoshida                By:  /s/ Clifford V. Sander
------------------------                ----------------------------------------
Name:  Takashi Yoshida                  Name:     Clifford V. Sander
Title:    Vice President                Its:      Senior Vice President

                                        GST TELECOM INC.,
                                        a Delaware corporation


                                        By:  /s/ Clifford V. Sander
                                        ----------------------------------------
                                        Name:     Clifford V. Sander
                                        Its:      Vice President

                                        GST PACIFIC LIGHTWAVE, INC.,
                                        a Washington corporation


                                        By:  /s/ Clifford V. Sander
                                        ----------------------------------------
                                        Name:     Clifford V. Sander
                                        Its:      Vice President

                                        PACWEST NETWORK L.L.C.,
                                        an Oregon limited liability company
                                        By its sole members:

                                             /s/ John Warta
                                        ----------------------------------------
                                                      John Warta


                                             /s/ Clifford V. Sander
                                        ----------------------------------------
                                                      Clifford V. Sander

                                        PACWEST NETWORK, INC.,
                                        a Washington corporation


                                        By:  /s/ John Warta
                                        ----------------------------------------
                                        Name:     John Warta
                                        Its:      President

                                       GST TUCSON LIGHTWAVE, INC.,
                                       an Arizona corporation


                                       By:  /s/ Clifford V. Sander
                                       -----------------------------------------
                                       Name:     Clifford V. Sander
                                       Title:    Vice President, CFO, Treasurer
                                                 & Assistant Secretary



                                       GST NEW MEXICO LIGHTWAVE, INC.,
                                       a New Mexico corporation


                                       By:  /s/ Clifford V. Sander
                                       -----------------------------------------
                                       Name:     Clifford V. Sander
                                       Title:    Vice President, CFO, Treasurer
                                                 & Assistant Secretary

                                   SCHEDULE 1

                                   DEFINITIONS



                  "Act" means the U.S. federal Securities Act of 1933, as amended.

                  "Additional Information" has the meaning given in Section 2.1(a) of the Master Agreement.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended provided, however, that in no case shall Tomen be deemed to be an Affiliate of Greenstar.

                  "AMEX" means the American Stock Exchange.

                  "Applicable Easement" means any Easement that is necessary at any given time in light of the stage of development, construction or operation of a Network Project to construct, test, operate, maintain, repair, own or use the Network Project as contemplated by the Operative Documents, to enter into any Operative Document or to consummate any transaction contemplated thereby.

                  "Applicable Permit" means any Permit, including any zoning, environmental protection, pollution, sanitation, FCC, state, safety, sitting, building or other Permit, (a) that is necessary at any given time in light of the stage of development, construction or operation of a Network Project to construct, test, operate, maintain, repair, own or use the Network Project as contemplated by the Operative Documents, to enter into any Operative Document or to consummate any transaction contemplated thereby, or (b) that is necessary so that none of the Development Company, Lender nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under the Communications Act or under any state laws or regulations as a result of the construction and operation of the Network Project.

                  "Arbitration Notice" has the meaning given in Section 14.14 of the Master Agreement.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in San Francisco, California or New York, New York and, with respect to the determination of the LIBOR Rate, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

                  "Closing Date" means the closing date of a financing of a Development Company by Tomen.




                                       1-1

                  "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

                  "Collateral" means all real and personal property which is subject or is or is intended to become subject to the security interests or lien granted by any of the Collateral Documents.

                  "Collateral Documents" means the pledge agreement, the security agreements, the Consents, the other security agreements to be entered into pursuant to a credit agreement between Tomen and a Development Company, the construction deeds of trust and any financing statements and the like filed or recorded in connection with the foregoing.

                  "Collocation Agreements" means the agreements entered into or to be entered into between a Development Company and local exchange carriers with respect to physical or virtual collocation.

                  "Communications Act" means the Communication Act of 1934, as amended.

                  "Confidential Information" has the meaning given in Section
14.16 of the Master Agreement.

                  "Consents" shall mean a consent to assignment as collateral executed by each party to the Project Documents (other than Lender) in the form set forth in the Credit Documents.

                  "Credit Documents" means with respect to the financing by Tomen of a Network Project, the credit agreement, the note(s), the Collateral Documents and the Consents.

                  "Development Companies" means corporations which are direct or indirect subsidiaries of GSI and/or GST which develop Network Projects financed by Tomen.

                  "Dollars" and "$" means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

                  "Easements" means any easement, other right of way or license provided or agreed to by a Governmental Authority or other Person.

                  "Equity Securities" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.




                                       1-2

                  "FCC" means the Federal Communications Commission and its successors.

                  "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any zoning authority, the FCC, or any arbitrator with authority to bind a party at law.

                  "Governmental Rule" means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

                  "Greenstar" means GSI, GUS, GST, PLI and their Affiliates.

                  "GSI" means GST Telecommunications Inc. (formerly known as "Greenstar Telecommunications Inc."), a corporation organized under the laws of Canada.

                  "GSI Common Stock" means the common stock, no par value, of GSI.

                  "GSI Stock Purchase Agreement" means the Greenstar Telecommunications Inc. Stock Purchase Agreement between GSI and Tomen, dated October 24, 1994.

                  "GST" means GST Telecom Inc., a Delaware corporation.

                  "GUS" means Greenstar USA, Inc., a Delaware corporation.

                  "Interest Period" means (a) the period commencing on the Closing Date and ending on the numerically corresponding day in the third succeeding calendar month and (b) thereafter, each period commencing on the last day of the next preceding Interest Period and ending on the numerically corresponding day in the third succeeding calendar month; provided, however, that (1) the initial Interest Period with respect to each construction loan other than the initial construction loan shall commence on the date on which such subsequent construction loan is advanced and end on the last day of the then current Interest Period as established above; (2) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (3) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (4) no Interest Period shall end after the Maturity Date.

                  "Leases" means any lease of property necessary or entered into in connection with a Network Project.

                  "Lender" means Tomen and its successors and assigns.



                                       1-3

                  "Lender Representative" means an individual designated by Lender from time to time to act as liaison with a Development Company.

                  "LIBOR Rate" means a rate per annum determined by Lender (which determination shall, absent manifest error, be conclusive) to be equal to the rate at which deposits in Dollars are offered to Lender in the London interbank eurodollar currency market at approximately 11:00 a.m. (London time), two Business Days prior to the first day of the relevant Interest Period (for delivery on the first day of such Interest Period) and for a term equal to such Interest Period.

                  "Maturity Date" means the maturity date under the Credit Documents between a Development Company as borrower and Tomen as lender.

                  "Net Cash Flow" means with respect to a Development Company and the applicable period:

                  (a)      the sum of:

                           (i) the gross receipts of the Development Company
from all sources (other than capital contributions, proceeds from the Credit Agreement with Tomen or a Tomen Affiliate or other loans), including but not limited to receipts from (1) the sale of products and services, (2) interest and other investment income on investments and reserves, and (3) insurance proceeds;

                           (ii) any amounts released from reserves, the
distribution of which is permissible and in accordance with the provisions of the Credit Agreement; and

                           (iii) any Net Cash Flow from a prior period not
distributed but the distribution of which is permissible;

less (b) the sum of:

                           (i) all costs and expenses which the Development
Company paid during such period in connection with the construction, ownership, management (except as provided herein), operation and maintenance of the Network Project, including, but not limited to, (1) utility costs, (2) business taxes and real and personal property tax and assessments, and fees and expenses in connection with the preparation of the Development Company's tax returns, (3) insurance premiums, (4) the actual documented costs of Network Project management, not to include management fees paid to Greenstar or any Affiliate in excess of such actual costs, (5) expenditures for capital improvements and the repair, maintenance and restoration of the improvements (including any portion of the same to the extent not covered by insurance proceeds), (6) expenditures required or deemed advisable to be made under or in connection with any contract of the Development Company, and (7) all other costs and expenses, including capital expenditures and the purchase of spare parts and other inventory and replacement items, required to be made by the Development Company (but excluding any such amounts to the extent paid out of reserves); and



                                       1-4

                           (ii) all principal and interest and other sums and
amounts payable by the Development Company to repay any Loan from Tomen payable for the applicable or pertinent period.

                  "Network Project Credit Agreement" means a credit agreement between Tomen, as lender and a Development Company, as borrower, to finance an alternative access network telecommunications project.

                  "Network Projects" means alternative access network telecommunications projects to be developed or existing alternative access projects to be expanded by GSI and/or GST in the Territory.

                  "NML" means GST New Mexico Lightwave, Inc., a New Mexico corporation.
                  "Obligations" means and includes, with respect to any Person, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by such Person to a lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of a credit agreement or any other credit document, including all interest, fees, charges, expenses, attorneys' fees and accountants fees chargeable to such Person in connection with its dealings with such lender and payable by such Person hereunder or thereunder. The term "Obligations" shall also mean and include any amounts owing to Lender which arise because payments as to past transactions are rescinded or otherwise required to be surrendered by Lender after receipt.

                  "Operative Documents" means the Credit Documents, the Project Documents and any other contracts or agreements related to the construction, testing, maintenance, repair, operation or use of the Network Project entered into by the Development Company and any other Person subsequent to the Closing Date.

                  "Pacwest" means Pacwest Network L.C.C., an Oregon limited liability company.

                  "Parts" means any part, appliance, instrument, appurtenance, accessory or other property of any nature necessary or useful to the operation, maintenance, service or repair of the project.

                  "Permit" means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

                  "Person" means and includes an individual, a partnership, a firm, an association, a corporation (including a business trust), a joint stock company, an unincorporated association, a joint venture, a Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

                  "PLI" means Pacific Lightwave, Inc., a Washington corporation.



                                       1-5

                  "PNI" shall mean Pacwest Network, Inc., a Washington corporation.

                  "Procurement Agent" means construction equipment and materials procurement agent for the development and construction of the Network Projects.

                  "Project Budget" has the meaning given in Section 3.1(l)(ii) of the PLI Credit Agreement.

                  "Project Costs" means (a) the cost of designing, equipping, procuring, constructing, starting up and testing the Network Project, (b) the cost of acquiring any lease, the Applicable Easements and any other necessary interest in the Network Project, (c) local property taxes and insurance premiums payable with respect to the Network Project during the Construction Loan Availability Period, (d) interest payable on any Note for the Network Project during the Construction Loan Availability Period, (e) reasonable initial working capital requirements of the Project as approved by Lender, (f) the costs of acquiring Permits for the Network Project during the Construction Loan Availability Period, (g) other fees and expenses relating to the Network Project, including financial, legal (excluding litigation) and consulting fees and expenses, all as described in the Project Budget.

                  "Project Documents" means the material agreements and documents relating to the development, construction, operation, maintenance and repair of a Network Project.

                  "Project Loan" means a loan in the amount of 75% of the Project Costs of a Network Project provided by Tomen to a Development Company pursuant to a Network Project Credit Agreement.

                  "Project Revenues" means, with respect to a Network Project, all income and receipts derived from the ownership or operation of the Network Project, including payments due the Development Company under the construction contracts, proceeds of any business interruption or other insurance, income derived from the Network Project, together with any receipts derived from the sale of any property pertaining to the Network Project or incidental to the operation of the Network Project, all as determined in conformity with cash accounting principles, the investment income on amounts in the accounts held by or on behalf of the related Development Company, the proceeds of any drawing under a letter of credit of which the Development Company is the beneficiary, proceeds of any insurance, condemnation or litigation or arbitration awards relating to the Network Project and proceeds from the Collateral Documents, but not including sums paid to the Development Company in satisfaction of a contractual obligation to indemnify the Development Company for third party liability to the extent such sums do not exceed the actual damage, loss or cost suffered by the Development Company in connection therewith.

                  "Providing Party" has the meaning given in Section 14.16 of the Master Agreement.

                  "Purchase Price" has the meaning given in Section 5.1 of the Master Agreement.



                                       1-6

                  "Receiving Party" has the meaning given in Section 14.16 of the Master Agreement.

                  "Related Documents" means the Master Agreement, the GSI Stock Purchase Agreement, and, with respect to each Network Project, the Credit Documents, the Collateral Documents, the Warrants, the GST Services Agreement and all appurtenant documents.

                  "Rules" shall mean the Commercial Arbitration Rules of The American Arbitration Association.

                  "SEC" means the U.S. Securities and Exchange Commission.

                  "Service District" means the geographic district to be served by the Network Project.

                  "Territory" means North America, Central America and South America.

                  "Tomen" means Tomen America and its Affiliates.

                  "Tomen America" means Tomen America Inc., a New York corporation.

                  "U.S." means the United States of America.

                  "Warrant" means a warrant in the form of Exhibit A to the GSI Stock Purchase Agreement.

                  "Warrant Shares" means shares of GSI Common Stock issuable upon exercise of the Warrants pursuant to the GSI Stock Purchase Agreement.



                                      1-7

                             RULES OF INTERPRETATION


                  1. All terms defined in the Agreement in the singular form shall have comparable meanings in the plural form and vice versa.

                  2. The word "or" is not exclusive.

                  3. A reference to a Person includes such Person's permitted successors and permitted assigns.

                  4. The words "include", "includes" and "including" and words of similar import are not limiting or exclusive.

                  5. A reference in the Agreement to an Article, Section, Exhibit, Schedule, Annex, Attachment or Appendix is to the Article, Section, Exhibit, Schedule, Annex, Attachment or Appendix of such Agreement unless otherwise indicated. Exhibits, Schedules, Annexes, Attachments or Appendices to any document shall be deemed incorporated by reference in such document.

                  6. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

                  7. The words "hereof," "herein" and "hereunder" and words of similar import when used in the Agreement shall refer to such Agreement as a whole and not to any particular provision of such document.

                  8. References to "days" shall mean calendar days, unless the term "Business Days" is used. References to a time of day shall mean such time in New York, New York unless otherwise specified.

                  9. This Agreement is the result of negotiations between, and have been reviewed by the parties and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any party.